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6225 Smith Avenue
Baltimore, Maryland 21209-3600
www.piperrudnick.com

PHONE (410) 580-3000
FAX (410) 580-3001


                                 May 16, 2000


The Salomon Brothers Fund Inc
Seven World Trade Center
38th Floor
New York, New York  10048

Ladies and Gentlemen:


     We have acted as counsel to The Salomon Brothers Fund Inc, a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 11,826,140 shares of Capital Stock, par value $1.00 per share to be issued by the Company (the "Shares") pursuant to a Registration Statement on Form N-2 (File No. 333-33158) filed with the Securities and Exchange Commission on March 23, 2000 (the "Commission"), as amended by Pre-Effective Amendment No. 1 filed on May 16, 2000 (the "Registration Statement"). This opinion is being provided at your request in connection with the filing of the Registration Statement.


     In our capacity as counsel, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

          (a) The Charter of the Company certified by the Maryland State Department of Assessments and Taxation (the "MSDAT").

          (b) The By-Laws of the Company.

          (c) The Registration Statement.







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The Salomon Brothers Fund Inc             -2-                      May 16, 2000


          (d) The minutes of proceedings of the Company relating to (i) the authorization of the issuance of the Shares, and (ii) the authorization of the Registration Statement and the transactions contemplated thereby.

          (e) A short-form Good Standing Certificate for the Company, dated a recent date, issued by the MSDAT.

          (f) A Certificate of Secretary of the Company, dated as of the date hereof, as to certain factual matters (the "Certificate").

          (g) A form of stock certificate for the Shares.

          (h) Such other documents as we have considered necessary to the rendering of the opinion expressed below.


     In such examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. As to factual matters, we have relied on the Certificate and have not independently verified the matters stated therein.

     Based upon the foregoing, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

          (1) The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Maryland.

          (2) The issuance and the sale of the Shares by the Company have been duly authorized and, upon payment and delivery as contemplated by the Registration Statement, the Shares will be validly issued, fully paid, and nonassessable.

     Simpson Thacher & Bartlett is authorized to rely on this opinion, as if it were addressed to them, in rendering their opinion in connection with the Registration Statement. This opinion may not be relied on by any other person or in any other connection without our prior written approval. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.


     We hereby consent to the filing of this opinion with the Commission as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement.


                                Very truly yours,

                                /s/ Piper Marbury Rudnick & Wolfe LLP